Exhibit 10.35

Amendment to Stock Sale and Purchase Agreement Between Waytronx, Inc., Kunio Yamagishi and Others on July 1, 2009.

AMENDMENT TO
STOCK SALE AND PURCHASE AGREEMENT
BETWEEN WAYTRONX, INC, KUNIO YAMAGISHI
AND OTHERS ON JULY 1, 2009

WHEREAS the Parties hereto, WAYTRONX, INC. ("WAYTRONX"), on the one hand, and KUNIO YAMAGISHI, SONOKO YAMAGISHI, MAKOTO FUJITA, YUMIKO FUJITA, and KOUKI FUJITA, (hereinafter collectively: "Sellers"), on the other hand, entered into a Stock Sale and Purchase Agreement on July 1, 2009 ("the Agreement");

WHEREAS Sellers owned two Japanese corporations commonly known as Comex Instruments Co., Ltd ("Comex Instruments") and Comex Electronics Co., Ltd ("Comex Electronics")(jointly: "the companies");

WHEREAS under the terms of the Agreement, Sellers were to receive certain compensation in exchange for the sale of Comex Electronics and Comex Instruments to WAYTRONX;

WHEREAS under the initial terms of the Agreement, Sellers sold all of Comex Instruments to WAYTRONX and WAYTRONX purchased forty-nine percent (49%) of Comex Electronics;

WHEREAS pursuant to Paragraph Nos. 2.03 & 2.05 of the Agreement (Successive Sales of Electronics Stock & Successive Closings), WAYTRONX was to purchase the remaining fifty-one percent (51%) of Comex Electronics over the ensuing three (3) years;

WHEREAS the Parties wish to amend the Agreement to extend the term set forth in Paragraph Nos. 2.03 & 2.05 and, also, to make mutually equal capital investments into the companies without effecting the total number of shares and/or the equity interests;

THE PARTIES therefore agree as follows:

1. This Amendment is entered into pursuant to the terms and conditions of the Agreement and shall be effective on June 30, 2010.
2. This Amendment modifies ***only*** Paragraph Nos. 2.03 & 2.05 and ***only*** to the extent specifically set forth herein and does not in any way change or alter the force and effect of other provisions within the Agreement.
3. Upon full execution of this Amendment, the Parties agree that the term in which WAYTRONX shall be allowed to purchase the remaining fifty-one percent (51%) of Comex Electronics is extended to five (5) years from July 1, 2012 to and through July 1, 2014.
4. As a result of this extension, WAYTRONX will also have the right to purchase the remaining fifty-one percent (51%) of Comex Electronics in part or in whole at anytime during the extended period, as opposed to three (3) equal installments, as currently set forth in Paragraph No. 2.03.

5. It is hereby further agreed that both Parties shall make a capital investment of SIX MILLION JAPANESE YEN (JPY6,000,000) for a total investment of TWELVE MILLION JAPANESE YEN (JPY12,000,000), following the effective date of this Amendment.
6. Said capital investment shall not effect the relative ownership interests in the companies currently possessed by WAYTRONX and the Sellers, respectively.

This document consists of two (2) pages [including signature page].

AGREED TO AND ACCEPTED:

SELLERS.

By: Kunio Yamagishi
Title: Managing Director

WAYTRONX, INC.

By: William J. Clough
Title: President & CEO